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                                                                   EXHIBIT 10.17

                                February 13, 2003

Dear Lisa:

      Converse Inc. ("Converse") considers the stability of its executive management team to be essential to the best interests of Converse. In order to induce you to remain in the employ of Converse, this severance agreement (the "Agreement") describes the severance compensation which Converse agrees will be provided to you in the event your employment with Converse is terminated under certain of the circumstances described below.

      1.    At-will Employment.

            Notwithstanding any provisions of this Agreement, any offer letter, Confidentiality Agreement, Stock Option Agreement or other document that you sign in connection with your employment, your employment at Converse is and continues to be "at-will" employment and may be terminated at any time with or without cause or notice.

      2.    Scope of Agreement.

            This Agreement is not intended to supercede the terms of any offer letter, Confidentiality Agreement, Stock Option Agreement or other document which you signed in connection with your employment at Converse, except insofar as such document deals with severance pay (e.g., in the event the terms of any offer letter conflict with the terms of this Agreement the terms of this Agreement shall control).

      3. Severance Payment if Termination Occurs for Disability, due to Death, Without Cause or for Good Reason following a Change of Control. If your employment with Converse is terminated (i) by Converse due to "Disability" (as defined below); (ii) due to death; (iii) by Converse without "Cause" (as defined below); or (iv) by you for "Good Reason" (as defined below) within twelve (12) months following a "Change of Control" (as defined below), then Converse shall, subject to your executing and not revoking a severance agreement and release of claims prepared by and acceptable to Converse, do the following:

            (a) Continue your "Base Salary" (as defined below) for a period of one (1) year, less applicable withholding and payable in accordance with Converse's normal payroll practices. For purposes of this Agreement, the term "Base Salary" means the highest annual base salary you received while employed by Converse, excluding bonuses, commissions and other similar amounts.

            (b) In the event (i) a bonus is paid, in the first three months of the calendar year following the calendar year in which you were terminated, to Converse employees for services performed in the calendar year in which you were terminated (the "Bonus Year"), (ii) you would have been eligible to receive a

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                  bonus payment (as reasonably determined by Converse) for such
                  Bonus Year, and (iii) your employment was terminated after March 31st of the applicable Bonus Year, then Converse shall pay you a pro-rated amount of the bonus payment you would have received had you remained employed with Converse through the end of the Bonus Year (as reasonably determined by Converse based on the product of (x) the amount of such bonus payment (as reasonably determined by Converse), multiplied by (y) a fraction of which the numerator is the number of whole months you were employed in the Bonus Year and the denominator is twelve).

            (c) Converse shall continue your group medical and/or dental coverage for a period of one year following your termination date.

      4. Payment if Termination Occurs for Cause or Voluntarily by you Without Good Reason. If your employment is terminated (i) by Converse for Cause, or (ii) by you (except for your termination for Good Reason within twelve (12) months following a Change in Control), Converse shall pay you your base salary through the date of termination plus year-to-date accrued vacation. Converse shall have no further obligations to you under this Agreement.

      5.    Definitions of Certain Terms.

            (a) Cause. "Cause" shall mean your conviction of or plea of guilty to, a felony.

            (b) Disability. "Disability" shall mean your inability to perform substantially your regular duties with Converse on a full-time basis for more than 120 consecutive days as a result of incapacity due to physical or mental illness as determined by an independent physician reasonably and good faith selected by Converse.

            (c) Change in Control. A "Change in Control" shall mean the occurrence of any of the following events:

                  (1) The acquisition by any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act") and excluding Converse) of "beneficial ownership" (as such term is defined in Rule 13d-3 promulgated under the 1934 Act), directly or indirectly, of securities of Converse representing forty percent (40%) or more of the total voting power represented by Converse's then outstanding voting securities; or

                  (2) The completion of: (i) any merger or consolidation of Converse with any other entity, other than a merger or consolidation which would result in the voting securities of Converse outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty-one percent (51%) of the total voting power represented by the voting securities of Converse or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (ii) any sale, lease, exchange, or other transfer (in one transaction or a series of


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                        related transactions) of all, or substantially all of
                        the assets of Converse; excluding any sale, lease, exchange, or other - transfer of assets as part of a plan or proposal for the liquidation or dissolution of Converse.

            (d) Good Reason. "Good Reason" shall mean, provided you have not engaged in conduct which constitutes Cause for termination, or death and/or you are not then subject to a Disability: (i) a change in your title, status or position(s) with Converse which does not represent a promotion from your then current title, status or position(s) or (ii) a change in your duties or responsibilities that is inconsistent with such title, status or position(s) with Converse which does not represent a promotion from your then current title, status or position(s) or (iii) any removal of you from, or any failure to reappoint or reelect you to, such position(s), except (A) any deminimis or inconsequential change in your critical duties or responsibilities related to such position(s), (B) any change in your title, status, position, duties or responsibilities(s) solely as a result of Converse being acquired and made part of a larger entity so long as you shall have the same title and shall continue to serve in the same position of the subsidiary or business unit containing the Converse business following a Change in Control or (C) in connection with the termination of your employment for Cause or Disability or as a result of your death or voluntarily by you other than for Good Reason; (iv) a reduction of your base salary by Converse; (v) Converse's requiring you to be based anywhere other than within seventy-five (75) miles from its worldwide headquarters in North Andover, Massachusetts except for required travel on Converse's business to the extent substantially consistent with the business travel obligations which you normally undertake or would reasonably be expected to undertake on behalf of Converse; and (vi) the failure of any successor to Converse to assume expressly and in writing within ten (10) days following such succession the terms and conditions of this Agreement. In respect of events described in the previous sentence, you shall give Converse written notice and explanation of the "Good Reason" event and thirty (30) days to cure the default, failure or refusal. If such default, failure or refusal is not cured within such thirty (30) day cure period, you may give written Notice of Termination by you for Good Reason.

            (e) Notice of Termination. A "Notice of Termination" of your employment shall mean a written notice given of the termination of your employment which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

      6. Notices. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, sent by courier or mailed by United States certified or registered mail, return receipt requested, postage prepaid. All notices to Converse shall be directed to the attention of the Chief Executive Officer of Converse with a copy to the General Counsel of Converse. All notices to you may be delivered to your last-known address as maintained by Converse and you are responsible for maintaining the accuracy of that address.

      7.    Successors; Binding Agreement.

            (a) This Agreement shall inure to the benefit of, and be binding upon, any corporate or other successor or assignee of Converse which shall acquire, directly or indirectly, by merger, consolidation or purchase, or otherwise, all or substantially all of the business or assets of


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Converse. Converse shall require any such successor to expressly to assume and agree to perform this Agreement in the same manner and to the same extent as Converse would be required to perform if no such succession had taken place.

            (b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die after termination of employment where any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your estate.

      8. Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in a writing signed by you and the Chief Executive Officer or Chief Operating Officer of Converse that expressly references this letter agreement. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same, or at any prior or subsequent time. The validity, interpretation, construction, and performance of this Agreement shall be governed by laws of the Commonwealth of Massachusetts without giving effect to the principles of conflict of laws thereof

      9. Entire Agreement. This Agreement represent the entire agreement and understanding between the parties as to the subject matter of herein and supersede all prior contemporaneous agreements, whether written or oral.

      10. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

      11. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      12. Arbitration. Any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Middlesex County, Massachusetts, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

      The arbitrator(s) shall apply Massachusetts law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. You hereby consent to the personal jurisdiction of the state and federal courts located in Massachusetts for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.


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YOU HAVE READ AND UNDERSTAND THIS SECTION, WHICH DISCUSSES ARBITRATION. YOU
UNDERSTAND THAT SUBMITTING ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, CONSTITUTES A WAIVER OF YOUR RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

            (a) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.

            (b) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, AND THE FAIR LABOR STANDARDS ACT;

            (c) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

      13. Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

      14. Precedence. The offer of a severance to the employee is not intended to establish and does not establish a practice or policy for the treatment of any other employees.

      15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

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      If you would like to enter into this Agreement, kindly sign and return to
Converse the enclosed copy of this letter, which will then constitute our agreement on this subject.


                                       Very truly yours,

                                       CONVERSE  INC.

                                       By:      /s/ Marsden S. Cason
                                          --------------------------------------

                                       Name:    Marsden S. Cason
                                            ------------------------------------

                                       Title:   Executive Chairman
                                             -----------------------------------

                                       AGREED TO:

                                                /s/ Lisa Kempa
                                       -----------------------------------------
                                       Lisa Kempa

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